Exhibit 99.1
WIRELESS AGE FILES FINANCIAL STATEMENTS

TORONTO, ON –October 7, 2010 – Wireless Age Communications, Inc. (PK:WLSA), ("Wireless Age" or "the Company") announced today that it has filed Form 8-K containing its historical fiscal 2009 unaudited financial statements, with the Securities and Exchange Commission.

The Company has continued to undergo significant re-structuring with respect to a change of business, settling of intercompany debt and management changes. The Company is on track to bring all interim financial statements current and anticipates filing audited financial statements for fiscal 2008, 2009 and 2010 in early 2011.

During the month of October, A.C. Simmonds and Sons Inc., a related party, advanced Wireless Age, $500,000.  A.C. Simmonds and Sons Inc. is a company controlled by John G. Simmonds, Chairman and CEO of Wireless Age.

John G. Simmonds, Chairman & CEO stated, “The advance from A.C. Simmonds and Sons Inc. will ensure that the Company has the necessary resources to complete its restructuring and implementation of the change of business.  In addition, the funding will enable the Company to make a significant acquisition in the coming weeks.”

Note:  This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age Communications, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age Communications, Inc. SEC filings. Wireless Age Communications, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age Communications, Inc.'s SEC filings.

For more information contact:
John G. Simmonds, Chairman & CEO
905-833-2753 ext. 223